As filed with the Securities and Exchange Commission on June 17, 2011

Registration No. 333-83975

Registration No. 333-58174

Registration No. 333-85468

Registration No. 333-153407

Registration No. 333-167654

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-83975

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-58174

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-85468

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-153407

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167654

Under

the Securities Act of 1933

DRUGSTORE.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3416255
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

c/o Walgreen Co. 200 Wilmot Road Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

2008 Equity Incentive Plan

1999 Employee Stock Purchase Plan

1998 Stock Plan

(Full title of the plans)

Sona Chawla

President

drugstore.com, inc.

c/o Walgreen Co.

200 Wilmot Road

Deerfield, Illinois 60015

(Name and address of agent for service)

(847) 315-2500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments, filed by drugstore.com, inc., a Delaware corporation (the “Company”), deregister all shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), that had been registered for issuance under the following registration statements on Form S-8 (together, the “Registration Statements”):

•	File No. 333-83975, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on July 7, 1999;

•	File No. 333-58174, which was filed with the SEC and became effective on April 3, 2001;

•	File No. 333-85468, which was filed with the SEC and became effective on April 3, 2002;

•	File No. 333-153407, which was filed with the SEC and became effective on September 10, 2008; and

•	File No. 333-167654, which was filed with the SEC and became effective on June 21, 2010.

On June 3, 2011, pursuant to an Agreement and Plan of Merger, dated as of March 23, 2011, by and among the Company, Walgreen Co., an Illinois corporation (“Walgreens”), and Dover Subsidiary, Inc., a wholly-owned subsidiary of Walgreens (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Walgreens (the “Merger”). As a result, the Company has terminated all offerings of its Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statements which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the village of Deerfield, State of Illinois, on June 17, 2011.

drugstore.com, inc.

By:	/s/ Rick Hans
Rick Hans
Vice President